Exhibit 99.1

April 27, 2005

Mr. Jerry Held

Dear Jerry:

This is to confirm your verbal acceptance, effective April 27, 2005, of our offer to have you to join the Board of Directors (“Board”) of Openwave Systems Inc (the “Company”). We are very pleased that you have accepted.

Please note the following specific information regarding your appointment and related matters:

•	Classification of the Board. The Board is currently divided into three classes, with members of each class serving a staggered three-year term. You were appointed by the Board to fill a Class III director vacancy. As a Class III director, you will be up for re-election at the 2006 Annual Meeting of the Stockholders of the Company (generally held in November) to serve a full three-year term or until your successor is duly elected and qualified.

•	Travel Expense Reimbursements. The Company reimburses reasonable travel and accommodation expenses related to your attendance at board meetings or other Company functions. You will be required to submit appropriate documentation prior to receiving reimbursement.

•	Initial Stock Option Grant. In accordance with Openwave Systems’ Amended and Restated 1999 Director’s Stock Option Plan (the “Directors’ Stock Plan”), you should receive an option to purchase 50,000 shares of Common Stock on April 27, 2005, at an exercise price equal to the closing price of the Common Stock on NASDAQ on the date of grant. The shares commence vesting on the date of grant and will vest over four years with a one year cliff, meaning that one fourth of your shares will be vested one year from your vesting commencement date and the remaining shares will vest monthly thereafter on a ratable basis. Vesting will, of course, depend on your continued service as a member of the Board.

•	Future Annual Stock Option Grants. Under the Directors’ Stock Plan as currently in place and subject to the terms set forth in such plan, based upon your continued service as a non-employee director you will receive an additional option to purchase 30,000 shares of Common Stock at the first meeting of each subsequent calendar year, provided you served at least 8 months in the prior calendar year. The shares for these additional options vest monthly on a ratable basis over a four-year term. The Directors’ Stock Plan is subject to change in the future and therefore the amount or terms relating to any future grants may be different than described in this letter.

•	Board Cash Compensation. Unless otherwise changed by the Board, the Company will pay you a $20,000 annual retainer fee (pro-rated and paid on a quarterly basis), $1,500 for each board meeting attended and $1,000 for each committee meeting attended. Additional annual retainer fees are paid for chairing a Board committee.

This letter will also serve to confirm that the consulting agreement dated December 1, 2004 between yourself and the Company shall terminate effective April 26, 2005, except for the remaining 3 days of consulting previously scheduled. Your acceptance of this offer represents a unique opportunity for Openwave both to grow and to succeed. I want to thank you for the commitment you have made to our common vision and look forward to working with you. Please sign below and fax a copy back to Linda McFarland at 650-480-4295 for our records.

Regards,	Accepted by:

Bernard Puckett	Jerry Held
Chairman of the Board